Exhibit 99.1

Avalon GloboCare Announces Closing of Strategic Investment in Laboratory Services MSO, a Leading Clinical Diagnostics and Reference Laboratory Company

Transaction Expected to Be Accretive to Earnings Through Profit Sharing Agreement

Adds Strong Clinical Synergies to Existing Avalon Portfolio

Marks Launch of New Roll-Up Strategy Targeting Toxicology and Pharmacogenetic Laboratories

FREEHOLD, N.J., February 13, 2023 (GLOBE NEWSWIRE) – Avalon GloboCare Corp. (“Avalon” or the “Company”)(NASDAQ: ALBT), a leading global developer of innovative cell-based technology, cellular therapy and precision diagnostics, today announced that it has acquired a 40% interest in Laboratory Services MSO, LLC (“LSM”), a premier clinical diagnostics and reference laboratory. Headquartered in Costa Mesa California, LSM provides a broad portfolio of diagnostic tests including drug testing, toxicology, pharmacogenetics, and a broad array of test services, from general bloodwork to anatomic pathology. Specific capabilities include STAT blood testing, qualitative drug screening, genetic testing, urinary testing, sexually transmitted disease testing and more. LSM has a sophisticated and state-of-the-art facility for clinical diagnostics and reference laboratory. It has also developed a premier reputation for customer service satisfaction and fast turnaround time in the industry. LSM has completed over 600,000 tests since inception and currently has two operational locations in California.

Total consideration for the transaction was $21 million, consisting of (i) $9 million in cash, (ii) $11 million in shares of the Company’s Series B preferred stock, which are convertible into shares of the Company’s common stock at a fixed conversion price of $3.78 per share, and (iii) $1 million in cash payable on February 9, 2024. The preferred shares will be restricted from conversion for 12 months and thereafter will have leak-out provisions restricting conversion to only 10% of total holdings. In addition, the seller is also eligible, under the terms set forth in the purchase agreement, to receive certain earnout payments upon achievement of certain operating results, which may be comprised of up to $10,000,000 of which (iv) up to $5,000,000 will be paid in cash and (v) up to $5,000,000 will be paid pursuant to the issuance of the number of shares of Company common stock valued at $5,000,000, calculated using the closing price of the Company’s common stock on December 31, 2023.

In connection with the transaction, the parties entered into an operating agreement, whereby the Company will receive a pro rata percentage of LSM’s net income. The Company also has an exclusive option for nine months to purchase an additional 20% of LSM for $6 million in cash and $4 million in additional shares of the Company’s Series B preferred stock.

David Jin, M.D., Ph.D., President and Chief Executive Officer of Avalon, commented, “We are excited to close this initial investment as a first step, and anticipate acquiring a controlling interest within the next nine months. Not only is this transaction expected to be accretive to our earnings, we believe it also adds strong clinical and roll-up synergies to the existing Avalon portfolio and future growth plan. By combining LSM’s established infrastructure with Avalon’s cutting-edge diagnostic and cellular immunotherapy platforms, it provides us with an established roadmap and framework in the context of integrating our CellTech/therapeutic programs with precision medicine.”

“Our goal is to take advantage of a unique roll-up opportunity within the highly fragmented market for laboratory testing and services. By targeting laboratories with exceptional performance, positive revenue track record and niche-market advantage, we believe we can effectively leverage LSM’s experience and infrastructure to achieve significant synergies with respect to revenue growth and market shares,” concluded Dr. Jin.

A more complete description of the transaction will be included in a Current Report on Form 8-K to be filed by the Company with the U.S. Securities and Exchange Commission (“SEC”), which will be available at the SEC’s website at www.sec.gov.

About Avalon GloboCare Corp.

Avalon GloboCare Corp. (NASDAQ: ALBT) is a clinical-stage biotechnology company dedicated to developing and delivering innovative, transformative cellular therapeutics, precision diagnostics, and clinical laboratory services. Avalon also provides strategic advisory and outsourcing services to facilitate and enhance its clients’ growth and development, as well as competitiveness in healthcare and CellTech industry markets. Through its subsidiary structure with unique integration of verticals from innovative R&D to automated bioproduction and accelerated clinical development, Avalon is establishing a leading role in the fields of cellular immunotherapy (including CAR-T/NK), exosome technology (ACTEX™), and regenerative therapeutics. For more information about Avalon GloboCare, please visit www.avalon-globocare.com.

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Forward-Looking Statements

Certain statements contained in this press release may constitute “forward-looking statements.” Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact, including statements regarding the transaction and the business of Laboratory Services. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors as disclosed in our filings with the Securities and Exchange Commission located at their website (http://www.sec.gov). In addition to these factors, actual future performance, outcomes, and results may differ materially because of more general factors including (without limitation) general industry and market conditions and growth rates, economic conditions, and governmental and public policy changes. The forward-looking statements included in this press release represent the Company's views as of the date of this press release and these views could change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company's views as of any date subsequent to the date of the press release.

Contact Information:

Avalon GloboCare Corp.

4400 Route 9, Suite 3100

Freehold, NJ 07728

PR@Avalon-GloboCare.com

Investor Relations:

Crescendo Communications, LLC

Tel: (212) 671-1020 Ext. 304

albt@crescendo-ir.com